Exhibit 2.8.2
SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT
THIS SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Second Amendment”) is made as of March 26, 2007, by and among PURE EARTH, INC., a Delaware corporation (“Buyer”), CASIE ECOLOGY OIL SALVAGE, INC., a New Jersey corporation (“Casie”), REZULTZ, INCORPORATED, a New Jersey corporation (“Rezultz”), MIDATLANTIC RECYCLING TECHNOLOGIES, INC., a Delaware corporation (“MART” and, collectively with Casie and Rezultz, the “Companies”), REX MOUSER (“Mouser”) and GREGORY W. CALL (“Call” and, together with Mouser, the “Seller”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement (defined below).
RECITALS
WHEREAS, Buyer, Seller, Casie, Rezultz and MART are parties (directly or by joinder) to a certain Stock Purchase Agreement dated as of February 13, 2007, as amended by a certain First Amendment to Stock Purchase Agreement dated as of February 28, 2007 (as so amended, the “Stock Purchase Agreement”); and
WHEREAS, Buyer, Seller, Casie, Rezultz and MART desire to amend the Stock Purchase Agreement as more fully set forth herein.
NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1. Amendments.
(a) Section 3.1(a)(ii) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(ii) Two Hundred Ten (210) days after the Closing Date, Buyer shall issue to Seller an additional Three Hundred Fifteen Thousand (315,000) shares of unregistered common stock of PEI (the “Additional PEI Stock”), which Seller agrees not to sell, offer, transfer, agree to transfer, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, for a period of one year after the date of such issuance to Seller.
(b) The second sentence of Section 8.3 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
From and after the date hereof, Buyer shall have the right to perform diligence for a period commencing on the date hereof and continuing until 5:00 p.m. on the date which is the later of (i) March 29, 2007 or (ii) five (5) business days following the date that the Parties have received all regulatory approvals required under Environmental Laws in connection with a change of ownership of the Companies (the “Due Diligence Period”).
(c) Section 8.7 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
8.7 Delivery of Schedules. Buyer, Seller and the Companies acknowledge and agree that the Schedules have not been prepared as of the date of this Agreement. Seller and the Companies hereby covenant and agree to deliver the Schedules to Buyer, accompanied by a signed certification in the form of Exhibit E to this Agreement, on or before March 20, 2007, which such Schedules shall be incorporated into and become a part of this Agreement. The date that the Schedules are actually delivered to Buyer, accompanied by such signed certification, shall be referred to in this Agreement as the “Schedules Delivery Date”.

(d) Section 12.1 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
12.1 Closing Date. The closing (“Closing”) under this Agreement shall take place at the offices of Stradley Ronon Stevens & Young, LLP, 2600 One Commerce Square, Philadelphia, Pennsylvania, on March 30, 2007, or if the Parties have not received all regulatory approvals required under Environmental Laws in connection with a change of ownership of the Companies by such date, a date chosen by Buyer, which is no more than seven (7) business days following the date that all such regulatory approvals have been received (the “Closing Date”).
(e) Section 12.2(g)(ii) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(ii) Employment Agreement. Employment Agreements between Casie and each of Call and Mouser in the form attached hereto as Exhibit B with respect to Call, and in such form as is satisfactory to Buyer with respect to Mouser (collectively, the “Employment Agreements”), executed by such individuals.
(f) Section 12.2(g)(xii) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(xii) Joinder to this Agreement. Each of Horne and Mouser shall have become a party to this Agreement by executing a joinder, as to Mouser, in the form attached hereto as Exhibit D and as to Horne, in such form as is satisfactory to Buyer, and delivering the same to Buyer.
(g) Section 12.3(d) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(d) Shareholder Loan Payment. Buyer shall cause or permit the Companies to (i) pay to Call the sum of $1,000,000 in partial satisfaction of the Shareholder Loan (the “Closing Date Shareholder Loan Payment”), and (ii) execute and deliver to Call the Subordinated Promissory Note.
(h) Section 14.2 of the Stock Purchase Agreement is hereby amended by adding the following provisions at the end thereof:
All amounts advanced by the Companies to Seller’s counsel, (including without limitation Flaster Greenberg) on behalf of Seller relating to the transactions contemplated by this Agreement, in excess of $100,000 (the “Deferred Expenses”) will be reimbursed by Call to the Companies at Closing by Buyer’s offset against the Closing Date Shareholder Loan Payment, and the Deferred Expenses will be offset against amounts due under Subordinated Promissory Note #2, referenced in Exhibit C-1 herein.

(i) The definition of the phrase “Subordinated Promissory Note” set forth in Exhibit A DEFINITIONS AND USAGE, attached to and comprising a part of the Stock Purchase Agreement, is hereby amended and restated in its entirety to read as follows:
“Subordinated Promissory Note” shall mean, collectively, (A) that certain Subordinated Promissory Note in the form of Exhibit C attached hereto, pursuant to which $2,425,000 of the principal balance of the Shareholder Loan (net of the Closing Date Shareholder Loan Payment),will be paid in three installments of principal, as follows: (i) $312,000 on or before December 31, 2008, (ii) $478,000 on or before December 31, 2009, and (iii) $1,635,000 on or before December 31, 2010, together with interest on the outstanding principal balance at the rate of 6.770% per annum, compounded monthly, and (B) that certain Subordinated Promissory Note #2, in the form of Exhibit C-1 attached hereto, pursuant to which the remaining $1,000,000 of the principal balance of the Shareholder Loan (net of the Closing Date Shareholder Loan Payment),will be paid in one installment of principal 180 days after the Closing Date with interest on the outstanding principal balance at the rate of 6.77% per annum, simple interest.
(j) The Exhibits to the Stock Purchase Agreement are hereby amended to add thereto as new Exhibit C-1, the form of Subordinate Promissory Note #2, attached hereto as Exhibit C-1, and which, taken together with the Subordinated Promissory Note heretofore attached to the Stock Purchase Agreement as Exhibit C, will together comprise the “Subordinated Promissory Note”, as such term is defined in the Stock Purchase Agreement, as amended by this Second Amendment.
2. Effect on Agreement; General Provisions. Except as set forth in this Second Amendment, the terms and provisions of the Agreement are hereby ratified and declared to be in full force and effect. This Second Amendment shall be governed by the provisions of the Agreement, as amended by this Second Amendment, which provisions are incorporated herein by reference. This Second Amendment shall become effective upon its execution, which may occur in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.
IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed as of the day and year first above written.

/s/ Gregory W. Call		/s/ Rex Mouser

Gregory W. Call, Individually		Rex Mouser, Individually

MIDATLANTIC RECYCLING TECHNOLOGIES, INC.

By:	/s/ Gregory W. Call

Gregory W. Call, President

CASIE ECOLOGY OIL SALVAGE, INC.		REZULTZ, INCORPORATED

By:	/s/ Gregory W. Call	By:	/s/ Gregory W. Call

	Gregory W. Call, President		Gregory W. Call, President

PURE EARTH, INC.

By:	/s/ Mark Alsentzer

Mark Alsentzer, Chief Executive Officer

Table of Omitted Exhibits

Exhibit	Description
Exhibit A	Definitions and Usage
Exhibit B	Employment Agreement
Exhibit C	Subordinated Promissory Note
Exhibit D	Joinder to this Agreement
Exhibit E	Signed Certification